Exhibit 23.5

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Lucas (Luke) Taylor, (the “Qualified Person”), in connection with the Registration Statement on Form F-1 of The Metals Royalty Company Inc. (the “Company”) relating to the sale of common shares, to be filed on or about the date hereof (including any amendments or supplements thereto, the “Registration Statement”), consents to:

•	the inclusion as an exhibit to the Registration Statement of the technical report summary entitled “S-K 1300 Technical Report Summary of Pre-Feasibility Study, Mesabi Metallics Project, Nashwauk, Minnesota, USA” with an effective date of May 22, 2026 (the “Technical Report Summary”);

•	the use of the information derived, summarized, quoted or referenced from the Technical Report Summary including the sections of the Technical Report Summary for which the Qualified Person is responsible; and

•	the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in S-K 1300), in the Registration Statement and has reviewed and approved the disclosure in the Registration Statement derived from such sections.

The Qualified Person is responsible for authoring Sections 15.4, 15.5, 17, 22. 5, 22.10.3, 23.5, and 24.7 and relevant portions of Sections 1, 22 to 24 of the Technical Report Summary.

Dated this September 23, 2026

/s/ Lucas Taylor
Lucas (Luke) Taylor, P. E. a Qualified Person